PROSPECTUS

 Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-266401

ShiftPixy, Inc.

44,737,740 Shares of Common Stock

Pursuant to this prospectus, the selling stockholder identified herein is offering on a resale basis an aggregate of 44,737,740 shares of common stock, par value $0.0001 per share, of ShiftPixy, Inc., issuable upon exercise of outstanding warrants with an exercise price of $0.26. 34,840,834 of the warrants (the “July 2022 Warrants”) were issued July 19, 2022, pursuant to a warrant exercise agreement, between the Company and the selling stockholder (the “July 2022 Exercise Agreement”), are exercisable commencing January 19, 2023 and expire January 19, 2030, and 9,896,906 of the warrants (the “January 2022 Warrants,” and collectively with the July 2022 Warrants, the “Warrants”) were issued January 28, 2022, pursuant to a warrant exercise agreement between the Company and the selling stockholder, and were amended pursuant to the July 2022 Exercise Agreement. The January 2022 Warrants, as amended, are exercisable commencing July 28, 2022, and have a termination date of July 28, 2029.

We will not receive any of the proceeds from the sale by the selling stockholder of the common stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling stockholder may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 14. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission, or the SEC.

You should carefully read this prospectus together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PIXY.” On July 28, 2022, the last reported sale price for our common stock was $0.21 per share.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 4 of this prospectus and in the documents we incorporate by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “ShiftPixy,” the “Company,” “we,” “us” and “our” refer to ShiftPixy, Inc.

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SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.

About Us—Business Overview

We are a human capital management (“HCM”) platform that provides real-time business intelligence along with HR services on a fee-based “software as a service” (“SAAS”) business model. We provide human resources, employment compliance, insurance related, payroll, and operational employment services solutions for our business clients (“clients” or “operators”) and shift work or “gig” opportunities for worksite employees (“WSEs” or “shifters”). As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll, process and file payroll taxes and payroll tax returns, provide workers’ compensation coverage and administration related services, and provide employee benefits. The level of our administrative fees is dependent on the services we provide to our clients which range from basic payroll processing to a full suite of human resources information systems (“HRIS”) technology. Our primary operating business metric is gross billings, consisting of our clients’ fully burdened payroll costs, which includes, in addition to payroll, workers’ compensation insurance premiums, employer taxes, and benefits costs.

Our goal is to be the best online fully-integrated workforce solution and employer services support platform for lower-wage workers and employment opportunities. We have built an application and desktop capable marketplace solution that allows workers to access and apply for job opportunities created by our clients and provides traditional back-office services to our clients as well as real-time business information for our clients’ human capital needs and requirements.

We have designed our business platform to evolve to meet the needs of a changing workforce and a changing work environment. We believe our approach and robust technology will benefit from the demographic workplace shift away from traditional employee/employer relationships towards the increasingly flexible work environment that is characteristic of the gig economy. We believe this change in approach began after the 2008 financial crisis and is currently being driven by the labor shortage created by the COVID-19 economic crisis. We also believe that a significant problem underpinning the lower wage labor crisis is the sourcing of workers and matching temporary or gig workers to short-term job opportunities.

We have built our business on a recurring revenue model since our inception in 2015. Our initial market focus has been to monetize a traditional staffing services business model, coupled with developed technology, to address underserved markets containing predominately lower wage employees with high turnover, including the light industrial, food service, restaurant, and hospitality markets.

Although we expanded into other industries during our fiscal year ended August 31, 2021 (“Fiscal 2021”), our primary focus was on clients in the restaurant and hospitality industries, market segments traditionally characterized by high employee turnover and low pay rates. We believe these industries will be better served by our HRIS technology platform and related mobile smartphone application that provides payroll and human resources tracking for our clients. Our HRIS platform should provide our clients with real-time human capital business intelligence, which we believe will result in lower operating costs, improved customer experience, and revenue growth. All our clients enter into service agreements with us or one of our wholly-owned subsidiaries to provide these services.

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We believe that our value proposition is to provide a combination of overall net cost savings to our clients, for which they are willing to pay increased administrative fees that offset the costs of the services we provide, as follows:

•	Payroll tax compliance and management services;

•	Governmental HR compliance such as for Patient Protection and Affordable Care Act (“ACA”) compliance requirements;

•	Reduced client workers’ compensation premiums or enhanced coverage;

•	Access to an employee pool of potential qualified applicants to reduce turnover costs;

•	Ability to fulfill temporary worker requirements in a “tight” labor market with our intermediation (“job matching”) services; and

•	Reduced screening and onboarding costs due to access to an improved pool of qualified applicants who can be onboarded through a highly advanced, efficient, and virtually paperless technology platform.

We believe that providing this baseline business, coupled with our technology solution, provides a unique, value-added solution to the HR compliance, staffing, and scheduling problems that businesses face. During and following the COVID-19 pandemic, we have instituted various growth initiatives that are designed to accelerate our revenue growth. These initiatives include the matching of temporary job opportunities between workers and employers under a fully compliant staffing solution through our HRIS platform. For this solution to be effective, we need to obtain a significant number of WSEs in concentrated geographic areas to fulfill our clients’ unique staffing needs and facilitate the client-WSE relationship.

About this Offering

On September 3, 2021, the Company issued warrants to purchase up to 7,523,511 shares of common stock, with an exercise price per share of $1.595 (the “September 2021 Warrants”), pursuant to a securities purchase agreement, and on January 28, 2022, the Company issued warrants to purchase up to 9,896,906 shares of common stock, with an exercise price of $1.55 (the “January 2022 Warrants”), pursuant to a warrant exercise agreement. The September 2021 Warrants were immediately exercisable and had an expiration date of May 3, 2027. The January 2022 Warrants are exercisable commencing July 28, 2022 and had an expiration date of July 28, 2027.

On July 18, 2022, the Company entered into a warrant exercise agreement (the “July 2022 Exercise Agreement”) with the holder of the September 2021 Warrants and January 2022 Warrants (the “Exercising Holder”). Pursuant to the Exercise Agreement, the Exercising Holder and the Company agreed that the Exercising Holder would exercise for cash 5,000,000 of its September 2021 Warrants (the “Investor Warrants”). In order to induce the Exercising Holder to exercise the Investor Warrants, the Exercise Agreement (i) amends the September 2021 Warrants and January 2022 Warrants to (a) reduce the exercise price per share of the September 2021 Warrants and January 2022 Warrants to $0.26, (b) extends the expiration date of the September 2021 Warrants to May 3, 2029, and (c) extends the expiration date of the January 2022 Warrants to July 28, 2029 and (ii) provides for the issuance by the Company to the Exercising Holder of new warrants to purchase up to 34,840,834 shares of common stock (the “the “July 2022 Warrants,” and together with the January 2022 Warrants, the “Warrants”) (equal to 200% of the sum of the September 2021 Warrants and January 2022 Warrants). The July 2022 Warrants were issued upon the closing of the July 2022 Exercise Agreement on July 19, 2022, are exercisable for a period of seven years commencing January 19, 2023 (six months following issuance) and have an exercise price per share of $0.26.

The issuance and sale of the Warrants and the issuance and sale of the shares of common stock issuable upon exercise of the Warrants were not registered under the Securities Act of 1933, as amended, or the Securities Act, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

In connection with the July 2022 Exercise Agreement, on July 18, 2022, the Company entered into a registration rights agreement with the selling stockholder. Pursuant to the registration rights agreement, the Company agreed to file a registration statement on Form S-3 for the resale by the selling stockholder of the shares of common stock issuable upon exercise of the Warrants, within 30 days from the closing of the July 2022 Warrant Agreement.

We are filing the registration statement of which this prospectus forms a part to satisfy our obligations under the registration rights agreement.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors” and in our Annual Report on Form 10-K filed with the SEC on December 3, 2021, as amended by our Annual Report on Form 10-K/A filed with the SEC on February 28, 2022, as well as those described in the other documents we file with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended August 31, 2021, as amended by our Annual Report on Form 10-K/A for the year ended August 31, 2021, and in our quarterly report for the quarterly period ended May 31, 2022, as filed with the SEC, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus.

Risks Relating to Our Business

There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months. Our sponsorship of IHC, as described below, requires significant capital deployment, entails certain risks and may not be successful, which would likely have a material adverse effect on our future expansion, revenues, and profits.

As of May 31, 2022, we had cash of $0.1 million and a working capital deficit of $23.1 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $179.8 million as of May 31, 2022. The recurring losses and cash used in operations are indicators of substantial doubt as to our ability to continue as a going concern for at least one year from issuance of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021. Our plans to alleviate substantial doubt are discussed below and elsewhere in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

Historically, our principal source of financing has come through the sale of our common stock and issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to exercise of the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. More recently, in September 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants, and in July 2022, we raised approximately $1.3 million in connection with the exercise of warrants ($1.2 million net of costs). Our plans and expectations for the next twelve months include raising additional capital to help fund expansion of our operations, including the continued development and support of our IT and HRIS platform, as well as our activities in connection with our sponsorship of Industrial Human Capital, Inc. (“IHC”), which is a special purpose acquisition company, or “SPAC”, for which we serve as the financial sponsor, through our subsidiary, ShiftPixy Investments, Inc. (“Investments”). We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of IHC and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

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We do not currently have financing plans, but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to extend loans to IHC in connection with the completion of its initial business combination (“IBC”), as required. There is no assurance that IHC will be able to consummate its IBC within twelve months from the closing of the IHC IPO, in which case IHC would cease all operations except for the purpose of winding up, unless the shareholders approve an extension of the time period for IHC to complete its IBC, in which case we would be required to continue to extend loans to IHC until such time that it has completed its IBC. While we believe that IHC, after completing its IBC, will generate significant revenues for us by virtue of entering into client services agreements (“CSAs”) and/or other contractual relationships with us after completing the de-SPAC process, we are unable to rely with certainty on IHC to generate revenue in the future.

We expect to invest or otherwise extend capital, through Investments, totaling up to approximately $6,164,102 in connection with our sponsorship of IHC, including $25,000 to purchase Founder Shares (previously paid on February 18, 2021), $4,639,102 to purchase private placement warrants (previously paid on October 22, 2021) and up to $1,500,000 in working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid, though up to $1,500,000 of such working capital loans extended to IHC may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and IHC does not consummate its IBC, such working capital loans are unlikely to be repaid. IHC has an outstanding balance of $195,000 as of May 31, 2022, from the working capital loans.

We will lose our entire investment in IHC if it is unable to consummate its IBC. We have withdrawn the initial public offering registration statements of Vital, TechStackery and Firemark in order to focus on the growth and expansion of our Company and to completing IHC’s IBC. The combined value of our equity investment in our sponsored SPACs, as carried on the consolidated balance sheet included in the financial statements accompanying our Annual Report on Form 10-K, filed with the SEC on December 3, 2021, was $47,472,000, which we computed in accordance with accounting principles generally accepted in the United States, and which constituted the majority of the carrying value of our total assets as reflected on our consolidated balance sheet; however, our forfeiture of Founder Shares of Vital, TechStackery and Firemark significantly decreased the value of our equity investment described above to $9,494,000 as we reported in our 10-Q for the period ending May 31, 2022. Further, if IHC is unable to consummate its IBC, then our Founder Shares and private placement warrants in IHC will be worthless. Even if IHC is able to consummate its IBC, we can provide no assurance that the value of our equity investment in IHC will not decline significantly based upon a variety of factors, including, without limitation, stockholder and general market reaction to IHC’s IBC, redemption requests received from IHC stockholders in connection with any proposed IBC, and IHC stockholder dilution resulting from additional capital raises or other financing transactions undertaken by IHC in connection with its IBC. We further note that on May 13, 2022, we issued a press release announcing a special distribution of shares of common stock of IHC to all ShiftPixy shareholders of record as of May 17, 2022. The shares in IHC are expected to be distributed to eligible ShiftPixy shareholders as soon as practicable following the completion of the IBC, subject to a registration statement covering the IHC shares being declared effective by the SEC. In the event of such distribution of the IHC shares, the entire remaining value of our equity investment of $9,494,000 will be reduced to zero.

We expect our investment in our HRIS platform to continue over the next twelve months regardless of whether we enter into client services agreements with IHC’s post business combination entity, and regardless of whether IHC is able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into client services agreements with IHC’s post business combination entity on terms that are beneficial to us, or if IHC is unable to complete its IBC.

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The Company expects to engage in additional sales of its securities during the 2022 calendar year, either through registered public offerings or private placements, the proceeds of which the Company intends to use to fund its operations and growth initiatives.

The Company can give no assurance that it will be successful in implementing its business plan and obtaining financing on advantageous terms, or at all.

We will lose our entire investment in IHC if IHC does not complete its initial business combination and our officers may have a conflict of interest in determining whether a particular business combination target is appropriate for IHC.

On April 29, 2021, we announced our sponsorship, through Investments, of four SPAC IPOs, but have since withdrawn the initial public offering registration statements of three such SPACs in order to focus on the growth and expansion of our company and to completing IHC’s IBC. We purchased Founder Shares in each SPAC, through Investments, for an aggregate purchase price of $100,000, or $25,000 per SPAC. The number of Founder Shares issued to us was determined based on the expectation that such Founder Shares would represent 15% of the outstanding shares of each SPAC after its initial public offering (excluding the private placement warrants described below and their underlying securities). We may be able to make a substantial profit on our nominal investment in the Founder Shares of IHC even at a time when IHC’s public shares have lost significant value. On the other hand, the IHC Founder Shares will be worthless if it does not complete its IBC. Accordingly, Investments will benefit from the completion of IHC’s IBC and may be incentivized to complete an IBC of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In addition, as noted above, on May 13, 2022, we issued a press release announcing a special distribution of shares of common stock of IHC to all ShiftPixy shareholders of record as of May 17, 2022. The shares in IHC are expected to be distributed to eligible ShiftPixy shareholders as soon as practicable following the completion of the IBC, subject to a registration statement covering the IHC shares being declared effective by the SEC. In the event of such distribution of the IHC shares, the entire remaining value of our equity investment of $9,494,000 will be reduced to zero.

The registration statement and prospectus relating to IHC’s IPO was declared effective by the SEC on October 19, 2021, and IHC units (the “IHC Units”), consisting of one share of common stock and an accompanying warrant to purchase one share of IHC common stock, began trading on the NYSE on October 20, 2021. The IHC IPO closed on October 22, 2021, raising gross proceeds for IHC of $115 million. In connection with the IHC IPO, we purchased, through our wholly-owned subsidiary, 4,639,102 placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. The IHC private placement warrants will be worthless if IHC does not complete an IBC. Each whole private placement warrant is exercisable to purchase one whole share of common stock in each SPAC at $11.50 per share. Also, as previously disclosed, on February 18, 2021, we invested an aggregate of $100,000 to purchase Founder Shares in all four of our sponsored SPACs through Investments, though we now intend to forfeit the Founder Shares of Vital, TechStackery and Firemark.

The investment amounts set forth above do not include loans that the Company’s wholly owned subsidiary, Investments, has extended to our four SPACs. As of May 31, 2022, the Company had advanced, through Investments, an aggregate of approximately $378,000 to the SPACs for payment of various expenses in connection with the SPAC IPOs, principally consisting of SEC registration, legal and auditing fees. In addition, the Company previously disclosed that it anticipates IHC will repay its advanced expenses when its IBC is completed. During the nine-month period ended May 31, 2022, the Company received approximately $183,000 from IHC, as repayment of advances provided by the sponsor with a remaining outstanding balance of $233,000 as of May 31, 2022. The intercompany balances have been eliminated in consolidation.

In addition, we may extend working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid. Up to $1,500,000 of such working capital loans may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and IHC does not consummate its IBC, such working capital loans are unlikely to be repaid.

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We do not currently have financing plans, but we expect to obtain additional financing in the form of public or private equity offerings as described above to purchase private placement warrants and to extend loans to IHC in connection with its IBC.

The interests of our officers who also serve as officers of IHC, and Mr. Absher, our Chairman and Chief Executive Officer who also serves as Chairman of the Board of Directors of IHC, may influence their motivation in identifying and selecting a target business combination for IHC, completing IHC’s IBC and influencing the operation of the business following IHC’s IBC.

There is no assurance that IHC will be able to complete its IBC before October 22, 2022. While we believe that IHC, after completing its IBC, will generate significant revenues for us by virtue of entering into CSAs and/or other contractual relationships with us after completing the De-SPAC process, we are unable to rely with certainty on IHC to generate revenue in the future.

We expect our investment in our HRIS platform to continue regardless of whether we enter into CSAs with the SPACs, and regardless of whether IHC is able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into CSAs with IHC’s post business combination entity on terms that are beneficial to us, or if IHC is unable to complete its IBC.

Certain of our officers and directors have potential conflicts of interest arising from our sponsorship activities of IHC.

Our officers may not commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and IHC. Mr. Absher is engaged in an official capacity with IHC although he is not obligated to contribute any specific number of hours per week to its affairs. Mr. Absher, our Chairman and Chief Executive Officer, also serves as Chairman of the Board of Directors of IHC. While we do not believe that the time devoted to IHC will undermine his ability to fulfill his duties with respect to our Company, if the business affairs of IHC requires him to devote substantial amounts of time to such affairs, it could limit his ability to devote time to our affairs which may have a negative impact on our operations. The interests of Mr. Absher in our Company and IHC may influence his motivation in identifying and selecting a target business combination, completing an IBC and influencing the operation of our business following IHC’s IBC.

None of our officers or directors (i) hold any equity interest in IHC, (ii) receive any form of compensation from IHC, or (iii) have any pecuniary interest related to IHC separate and apart from their pecuniary interest in our Company. While Mr. Absher is an officer and director of both our Company and IHC, and owes fiduciary duties to each entity, our Board has considered this matter and determined that no disabling conflict of interest has arisen or is likely to arise that would prevent him from discharging his fiduciary duties on behalf of our Company. As a result, our Board has (i) approved our sponsorship of IHC through our subsidiary, Investments, (ii) approved Mr. Absher serving as officer and director of IHC, and (iii) approved the allocation of additional ShiftPixy resources, including financial backing and personnel, for the purpose of supporting the activities of IHC as it pursues its IBC. Further, we do not anticipate that IHC will enter into an IBC with a target business affiliated with us, Investments, or any of our officers or directors. To the extent IHC were to propose a business combination with such an affiliated person or related party, such transaction would be negotiated on an arms’ length basis and be subject to Board and shareholder approvals, as appropriate.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to conduct our operating business and our IHC sponsorship activities.

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Section 3(a)(1)(A) of the Investment Company Act 1940 (the “1940 Act”) defines as an investment company any issuer that is or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. We are and hold ourselves out to be an HCM platform that provides real-time business intelligence along with HR services on a fee-based SAAS business model. We provide human resources, employment compliance, insurance related, payroll, and operational employment services solutions for our clients and WSEs. In addition, we have withdrawn the initial public offering registration statements of Vital, TechStackery and Firemark in order to focus on the growth and expansion of our company and on the completion of IHC’s IBC. We believe that these actions, together with our ongoing operations, evidence our bona fide intent to be engaged primarily in a non-investment company business as soon as is reasonably possible in accordance with the safe harbor provided by Rule 3a-2, as described below. Despite our bona fide intent and other actions we have taken, there can be no assurances that we will not be deemed to be an investment company under the 1940 Act.

Section 3(a)(1)(C) of the 1940 Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of Government securities (as defined in the 1940 Act) and cash items) on an unconsolidated basis (the “40% Threshold”). We acquired the Founder Shares on April 22, 2021 and we believe that we exceeded the 40% Threshold on October 19, 2021 in connection with the pricing of IHC’s IPO exclusive of Government securities and cash items. Investments acquired 4,312,500 Founder Shares on April 22, 2021 for an aggregate purchase price of $25,000, or approximately $0.006 per share. Prior to the pricing of IHC’s IPO on October 19, 2021, there was substantial doubt as to whether the IPO would be completed on the proposed terms, or at all, and therefore, the fair market value of the Founder Shares owned by us had significantly less value than $10.00 per unit, the IPO price. On October 19, 2021, upon pricing of IHC’s IPO, the Founder Shares had a market value of $21,100,000 based on the $10.00 per unit offering price. Accordingly, we believe that October 19, 2021 is the beginning of the one-year temporary safe harbor under Rule 3a-2 promulgated under the 1940 Act, as described below.

Rule 3a-2 provides a temporary safe harbor from application of the 1940 Act’s provisions to certain issuers that are in transition to a non-investment company business. Specifically, Rule 3a-2 deems an issuer that meets the definition of “investment company” in Section 3(a)(1)(A) or 3(a)(1)(C) of the 1940 Act not to be an investment company for a period not to exceed one year, provided that the conditions of the rule are satisfied. Pursuant to Rule 3a-2, the one-year period begins on the earlier of: (i) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis; or (ii) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding the 40% Threshold. Accordingly, we believe that our IHC sponsorship activities fall within the safe harbor under Rule 3a-2 of the 1940 Act, which allows a 3(a)(1)(C) investment company (as a “transient investment company”) a grace period of one year from the date of classification, to avoid registration under the 1940 Act. The SEC’s IM Guidance Update No. 2017-03 (March 2017) specifically states that the “purpose of Rule 3a-2 is to temporarily relieve certain issuers that are in transition to a non-investment company business from the registration and other requirements of the 1940 Act.” In that guidance, the Staff of the SEC also acknowledged that the “one-year period for transient investment companies should be available to issuers that have a bona fide intent to be engaged primarily in a non-investment company business.” As provided in Rule 3a-2, during the one-year period, the issuer must undertake activities that are consistent with an objective to no longer be an “investment company” by the end of this period. In addition, the issuer’s board of directors must adopt a resolution that commits the issuer to undertake activities in order to achieve this objective.

We believe that the withdrawal of the initial public offering registration statements of Vital, TechStackery and Firemark described above, together with our ongoing operations, evidence our bona fide intent to be engaged primarily in a non-investment company business as soon as is reasonably possible in accordance with the safe harbor provided by Rule 3a-2. Our board of directors has adopted a resolution committing our company to our historical operating business to provide human capital outsourcing solutions, which does not include the business of investing, reinvesting, owning, holding, or trading in securities, and owning or proposing to acquire investment securities. The IHC IPO registration statement and related prospectus include an exception permitting Investments to transfer its ownership in the Founder Shares at any time to the extent that Investments determines, in good faith, that such transfer is necessary to ensure that it and/or any of its parents, subsidiaries or affiliates are in compliance with the 1940 Act. To comply with Rule 3a-2, we intend to sell the Founder Shares or dividend the Founder Shares to our shareholders by October 19, 2022, the end of the one-year period afforded by the safe harbor for transient investment companies under Rule 3a-2. To this end, we have also forfeited our Founder Shares of Vital, TechStackery and Firemark. As a result, we believe that we will not be required to register as an investment company under the 1940 Act.

8

In addition, as noted above, on May 13, 2022, we issued a press release announcing a special distribution of shares of common stock of IHC to all ShiftPixy shareholders of record as of May 17, 2022. The shares in IHC are expected to be distributed to eligible ShiftPixy shareholders as soon as practicable following the completion of the IBC, subject to a registration statement covering the IHC shares being declared effective by the SEC. In the event of such distribution of the IHC shares, the Company would no longer own such shares and would accordingly ensure that the Company and/or any of its parents, subsidiaries or affiliates are in compliance with the 1940 Act.

Notwithstanding the foregoing, the acquisition of additional investment securities, including potentially as a result of making working capital loans to IHC, could be viewed as business activities inconsistent with this requirement.

We expect IHC to operate as a separately managed, publicly traded entity following the completion of its IBC. We anticipate entering into one or more service agreements with IHC post business combination that will allow its clients to participate in our HRIS platform. We believe that focusing upon the successful completion of IHC’s IBC within the staffing industry has the potential to generate significant revenues and earnings for us.

If we are deemed to be an investment company under the Investment Company Act of by virtue of our IHC sponsorship activities or based upon a determination that we exceeded the 40% Threshold prior to October 19, 2021, our future activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to conduct our business and raise working capital.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure different from our current operating structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

If we were deemed to be subject to the 1940 Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to operate our business.

Risks Relating to This Offering

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the selling stockholder in the public market, could adversely affect the prevailing market price of our common stock.

We are registering for resale 44,737,740 shares of common stock issuable upon exercise of the Warrants held by the selling stockholder. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholder may sell such shares in the public market.

9

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus. All proceeds from the sale of the shares will be paid directly to the selling stockholder. We will receive proceeds upon the cash exercise of the Warrants, however. Assuming full cash exercise of the Warrants, we would receive gross proceeds of approximately $11.6 million. We currently intend to use any proceeds from Warrant exercises for general corporate purposes, including payment of outstanding accounts payable and working capital.

To the extent the resale of the shares of common stock underlying Warrants is registered under the Securities Act and there is a prospectus available for such registered resale, holders of Warrants are required to pay the exercise price for the Warrants in cash. If no such registration statement and prospectus are available six months following the applicable issuance date of the Warrants, the Warrants may be exercised through cashless exercise, where the holder of the Warrants receives fewer shares upon exercise of its Warrants but does not pay the Company any cash to exercise the Warrants.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Industrial Human Capital, Inc. (“IHC”), our special purpose acquisition company, or “SPAC,” consummated its initial public offering on October 22, 2021. On October 22, 2021, which raised $115 million of gross proceeds for IHC. In connection with the IHC IPO, we purchased, through our wholly-owned subsidiary, ShiftPixy Investments, Inc. (“Investments”), 4,639,102 private placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. The unaudited pro forma balance sheet as of August 31, 2021 gives effect to the consummation of the IHC IPO as if the IHC IPO was consummated on August 31, 2021, the first day of Fiscal 2021. The unaudited pro forma income statement for the year ended August 31, 2021 gives effect to the consummation of the IHC IPO as if the IHC IPO was consummated on August 31, 2021, the first day of Fiscal 2021.

On March 18, 2022, the IPO registration statements related to the three other SPACs we had sponsored, Vital Human Capital, Inc. ("Vital"), TechStackery, Inc. ("TechStackery"), and Firemark Global Capital, Inc. ("Firemark"), were withdrawn to devote the Company resources to completing IHC's initial Business Combination. The abandonment of these SPAC IPOs, resulted in our recognition of approximately $38.5 million of deferred offering costs against $38 million in non-controlling interest and $0.5 million in the other expenses in our Condensed Consolidated Statement of Operations.

The unaudited pro forma balance sheet and the unaudited pro forma income statement should be read in conjunction with our historical consolidated financial statements and the related notes included in the Annual Report which are incorporated by reference herein. See “Information Incorporated By Reference.” The unaudited pro forma balance sheet and the unaudited pro forma income statement may not be useful in predicting the future financial condition and results of operations of our company. The actual financial condition and results of operations of our company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Unaudited Pro Forma Balance Sheet

	August 31, 2021	Gross proceeds from units offered to public (1)	Sale of Warrants (2)	Deferred Offering Cost (3),(4	Common Shares Issued from Exercised warrants (5),(6)	Total
ASSETS
Current assets
Cash	$1,199,000		$1,265,000		6,797,000	$9,261,000
Accounts receivable, net	498,000					498,000
Unbilled accounts receivable	2,741,000					2,741,000
Deposit – workers’ compensation	155,000					155,000
Prepaid expenses	605,000					605,000
Other current assets	126,000					126,000
Current assets of discontinued operations	356,000					356,000
Total current assets	5,680,000	—	1,265,000	—	6,797,000	13,742,000

Fixed assets, net	2,784,000					2,784,000
Note receivable, net	4,004,000					4,004,000
Deposits – workers’ compensation	386,000					386,000
Deposits and other assets	944,000					944,000
Deferred offering costs – SPACs	48,261,000			(48,261,000)		—
Investment held in Trust account	—	115,000,000	1,725,000			116,725,000
Non-current assets of discontinued operations	883,000					883,000
Total assets	$62,942,000	$115,000,000	$2,990,000	$(48,261,000)	$6,797,000	$139,468,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and other accrued liabilities	$6,553,000					$6,553,000
Payroll related liabilities	7,876,000					7,876,000
Accrued workers’ compensation costs	663,000					663,000
Current liabilities of discontinued operations	1,516,000					1,516,000
Total current liabilities	16,608,000	—	—	—	—	16,608,000
Non-current liabilities
Accrued workers’ compensation costs	1,646,000					1,646,000
Non-current liabilities of discontinued operations	3,765,000					3,765,000
Total liabilities	22,019,000	—	—	—	—	22,019,000
Commitments and contingencies
Class A common stock subject to possible redemption	—	115,000,000	1,725,000			116,725,000
Stockholders’ deficit
Preferred stock, 50,000,000 authorized shares; $0.0001 par value	—					—
Common stock, 750,000,000 authorized shares; $0.0001 par value; 25,863,099 and 16,902,146 shares issued as of August 31, 2021 and August 31, 2020	3,000				967	3,967
Additional paid-in capital	142,786,000		1,265,000	(9,485,000)	6,796,033	141,362,033
Accumulated deficit	(149,338,000)			(500,000)	-	(149,838,000)
Total ShiftPixy Inc Stockholders' Deficit	(6,549,000	—	1,265,000	(9,485,000)	6,797,000	(8,472,000)
Non controlling interest in consolidated subsidiaries	47,472,000			(38,276,000)	-	9,196,000
Total liabilities and stockholders’ deficit	$62,942,000	$115,000,000	$2,990,000	$(47,761,000)	$6,797,000	$139,468,000

(1)	Represents the sale of 11,500,000 IHC Units for $10.00 per unit, each IHC Unit consisting of one share of redeemable IHC common stock and one warrant, with each whole warrant exercisable to purchase one share of IHC common stock at an exercise price of $11.50 per share, subject to adjustment.

(2)	Represents the purchase by us, through Investments as the sponsor of IHC, of 4,639,102 private placement warrants for $1.00 per warrant, with each whole warrant exercisable to purchase one share of IHC common stock at an exercise price of $11.50 per share, subject to adjustment, for total proceeds of $4,639,000 to IHC. $1,725,000 of such proceeds were allocated to IHC’s trust account for prepaid interest payable upon redemption of IHC common stock and $1,649,000 of such proceeds were allocated for underwriter and professional fees and costs associated with the IHC IPO. The additional paid-in capital associated with the $4,639,000 private placement proceeds was allocated as follows: (i) $3,573,000 to IHC common stock subject to possible redemption to maintain minimum equity in IHC and (ii) $1,066,000 to additional paid-in capital.

(3)	On April 22, 2021, IHC transferred a total of 2,000,000 Founder Shares to a third party (“the representative”). The transfer of the Founder Shares created a deferred offering cost because it was deemed to be compensation to the representative. A value of $4.75 per share was estimated to be the fair value based in comparison to similar transactions. Accordingly, a value of $9,485,000 was considered an element of offering cost of the IHC IPO. The deferred offering cost was charged to additional paid-in capital upon the completion of the IHC IPO on October 22, 2021.

(4)	The abandonment of the SPAC IPOs resulted in our recognition of approximately $38.5 million of deferred offering costs against $38 million in non-controlling interest and $0.5 million in the other expenses in our Condensed Consolidated Statement of Operations.

(5)

On January 26, 2022, we entered into a Warrant Exercise Agreement ("the Exercise Agreement") with the holder of the existing warrants. Under the Exercise Agreement, the exercising holder and the Company agreed that subject to any applicable beneficial ownership limitations; the exercising holder would cash exercise up to 4,948,453 of its existing warrants into shares of our common stock. To induce the exercising holder to exercise the warrants, the Exercise Agreement (i) amended the prior warrants agreement to reduce their exercise price per share to $1.20 and (ii) provided for the issuance of a new warrant to purchase up to an aggregate of approximately 9,896,906 shares of our common stock, with such common warrant being issued based on two January 2022 common warrant shares for each share of the existing warrant that was exercised for cash.

(6)	On July 18, 2022, the Company entered into a warrant exercise agreement (the “July 2022 Exercise Agreement”) with the holder of the September 2021 Warrants and January 2022 Warrants (the “Exercising Holder”). Under the July 2022 Exercise Agreement, the Exercising Holder and the Company agreed that the Exercising Holder would exercise for cash 5,000,000 of its September 2021 Warrants (the “Investor Warrants”). To induce the Exercising Holder to exercise the Investor Warrants, the July 2022 Exercise Agreement (i) amends the September 2021 Warrants and January 2022 Warrants to (a) reduce the exercise price per share of the September 2021 Warrants and January 2022 Warrants to $0.26, (b) extends the expiration date of the September 2021 Warrants to May 3, 2029, and (c) extends the expiration date of the January 2022 Warrants to July 28, 2029 and (ii) provides for the issuance by the Company to the Exercising Holder of new warrants to purchase up to 34,840,834 shares of common stock (equal to 200% of the sum of the September 2021 Warrants and January 2022 Warrants).

Unaudited Pro Forma Income Statement

	August 31, 2021	General and Administrative Costs (1)	Total
Revenues (gross billings of $79.0 million and $65.5 million less worksite employee payroll cost of $55.6 million and $56.9 million, respectively)	$23,420,000	$—	$23,420,000
Cost of revenue	23,098,000	—	23,098,000
Gross Profit	322,000	—	322,000
Operating expenses:
Other Operating Expenses	21,071,000	—	21,071,000
General and Administrative	6,596,000	111,000	6,707,000
Total operating expenses	27,667,000	111,000	27,778,000
Operating Loss	(27,345,000)	(111,000)	-27,456,000
Other (expense) income:	20,000	(500,000)	(480,000)
Income tax expense	(42,000)	—	(42,000)
Loss from continuing operations	(27,367,000)	(611,000)	(27,978,000)
Total Income (Loss) from discontinued operations, net of tax	(2,509,000)	—	(2,509,000)
Net loss	$(29,876,000)	$(611,000)	$(30,487,000)
Deemed dividend from change in fair value from warrants modification Net loss attributable to common shareholders	-	(17,361,000)	(17,361,000)
	(29,876,000)	$(17,361,000)	$(47,848,000)
Net loss per share, Basic and diluted
Continuing operations	$(0.81)		(1.10)
Discontinued operations	(0.07)		(0.06)
Net Loss per share of common stock – Basic and diluted	(0.88)		(1.16)
Weighted average common stock outstanding – Basic and diluted	33,722,534		43,372,633

(1)	Represents General and Administrative Costs for IHC for the period ended August 31, 2021, which includes insurance, administration fees, franchise tax fees, licensing and other expenses.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon exercise of the Warrants. For additional information regarding the issuances of those Warrants, see the “Summary – About this Offering” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. The selling stockholder has not had had any material relationship with us within the past three years. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of common stock and warrants, as of July 26, 2022, assuming exercise of any warrants held by the selling stockholder on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the shares of common stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Warrants, the selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of selling stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering (2)		Percentage of Outstanding Common Stock Owned After the Offering (7)
Armistice Capital Master Fund Ltd. (3)	51,029,949	(4)	44,737,740	(5)	3,268,698	(6)	3.4%

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, the selling stockholder named in the table has sole voting and investment power with respect to the common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all common stock underlying Warrants registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.
(3)	The shares are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(4)	Represents (i) 34,840,834 shares issuable upon exercise of the July 2022 Warrants, (ii) 9,896,906 shares issuable upon exercise of the January 2022 Warrants, (iii) 3,023,511 shares issuable upon exercise of other warrants, and (iv) 3,268,698 outstanding shares of common stock. The warrants (including the January 2022 Warrants and the July 2022 Warrants) are each subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our common stock would exceed the relevant warrant’s ownership limitation.
(5)	Represents (i) 34,840,834 shares issuable upon exercise of the July 2022 Warrants, and (ii) 9,896,906 shares issuable upon exercise of the January 2022 Warrants.
(6)	Excludes 3,023,511 shares issuable upon exercise of warrants that are subject to a 4.99% beneficial ownership limitation.
(7)	Based on 51,334,873 shares of common stock outstanding as of July 26, 2022, and assumes that following the offering all of the Warrants will have been exercised (such that 96,072,613 shares of common stock will be outstanding), and all of the shares offered by the selling stockholder hereunder will have been sold.

PLAN OF DISTRIBUTION

The selling stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP, Cheyenne, Wyoming.

EXPERTS

The consolidated financial statements of ShiftPixy, Inc. at August 31, 2021 and 2020 appearing in our Annual Report on Form 10-K for the year ended August 31, 2021, as amended by our Annual Report on Form 10-K/A for the year ended August 31, 2021, have been audited by Marcum LLP, independent registered public accountants, as set forth in its report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the resale of the shares of our common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at www.shiftpixy.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for our fiscal year ended August 31, 2021, filed with the SEC on December 3, 2021, as amended by our Annual Report on Form 10-K/A for our fiscal year ended August 31, 2021, filed with the SEC on February 28, 2022;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 15, 2022;

●	our Quarterly Report on Form 10-Q/A for the quarterly period ended May 31, 2021, filed with the SEC on December 2, 2021;

●	our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2021, filed with the SEC on January 14, 2022, as amended by our Quarterly Report on Form 10-Q/A for the quarterly period ended November 30, 2021, filed with the SEC on January 18, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2022, filed with the SEC on April 14, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2022, filed with the SEC on July 15, 2022;

●	our Current Reports on Form 8-K filed with the SEC on September 2, 2021, October 27, 2021, December 2, 2021, January 27, 2022, April 1, 2022, April 7, 2022, April 22, 2022, May 24, 2022, June 27, 2022, July 1, 2022, July 19, 2022 (two filings), July 21, 2022, and July 26, 2022; and

●	the description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on June 28, 2017.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: ShiftPixy, Inc., Attention: Corporate Secretary, 501 Brickell Key Drive, Suite 300, Miami, FL 33131, phone number (888) 798-9100.